August 3, 2018
PERSONAL AND CONFIDENTIAL
Rhys Hughes
Interflora House
Watergate, Sleaford
Lincolnshire NG34 7TB

Re:    Special Retention Compensation

Dear Mr. Hughes:
In recognition of your continued service to FTD Companies, Inc. (the “Company”), including its wholly-owned subsidiary Interflora Holdings Limited (“Interflora”), the Company hereby provides to you an opportunity to earn certain additional compensation (“Retention Compensation”) if you meet the requirements set forth herein. This letter agreement (this “Letter”) sets forth the terms and conditions of your Retention Compensation opportunity, including the requirements that you must meet to receive each element of Retention Compensation. This Letter will be effective, and you will be eligible for the Retention Compensation, as of July 18, 2018 (the “Effective Date”), provided that you sign and return the enclosed copy of this Letter to the Company on or prior to August 3, 2018.
1.Retention Bonus Opportunity. If you remain in the continuous employ of the Company until the first to occur of (a) the first anniversary of the Effective Date, (b) the consummation of a Transaction, and (c) your Involuntary Termination ((a), (b), or (c), as applicable, the “Retention Bonus Trigger”), then you will be entitled to a cash bonus payout in an amount equal to $200,000.00 (the “Retention Bonus”). If earned, the Retention Bonus will be paid to you in a lump sum as soon as practicable (but no later than 60 days) following the date on which the Retention Bonus Trigger occurs, contingent on your satisfaction of the Release Conditions in the event the Retention Bonus Trigger is your Involuntary Termination. For purpose hereof, the term “Release Conditions” shall mean your execution and delivery to the Company, within sixty (60) days after the effective date of your termination of employment, of a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that you may have with respect to such parties relating to our employment with the Company and the termination of that employment relationship (other than claims for breach of your Services Agreement (as defined below)) and containing such other and additional terms as the Company deems satisfactory (the "Release") and (ii) such Release must become effective and enforceable after the expiration of any applicable revocation period under applicable law.

2.Transaction Bonus Opportunity. If you remain in the continuous employ of the Company until the consummation of a Transaction, then you will be entitled to a cash bonus payout in an amount equal to $200,000.00 (the “Transaction Bonus”), provided that the Company enters into an agreement or agreements the consummation of which would result in such Transaction (collectively, the “Transaction Agreement”) no later than the second anniversary of the Effective Date. If earned, the Transaction Bonus will be paid to you in a lump sum as soon as practicable (but no later than 30 days) following the date of the consummation of the Transaction. Notwithstanding the foregoing, if you experience an Involuntary Termination and either (a) such Involuntary Termination occurs prior to the second anniversary of the Effective Date, or (b) the Company has, prior to the second anniversary of the Effective Date, entered into the Transaction Agreement, and such Involuntary Termination occurs after such Transaction Agreement is entered into but prior to the consummation of such Transaction or the termination of such Transaction Agreement without the consummation of such Transaction, then you will be entitled to receive the Transaction Bonus, which will be paid to you in a lump sum as soon as practicable (but no later than 60 days) following date of such Involuntary Termination, contingent on your satisfaction of the Release Conditions.

3.Not in Lieu of and No Impact On Annual Cash Incentive Opportunity. For the avoidance of doubt, the bonus opportunities described in this Letter are in addition to, and not in lieu of, any annual cash incentive opportunity with the Company that may otherwise be applicable to you.

4.Certain Defined Terms.

(a)
Involuntary Termination. For purposes of this Letter, “Involuntary Termination” will mean a termination of your employment with the Company by the Company without cause (as reasonably determined by the Board of Directors of the Company), but not a termination of your employment due to your death or disability; provided, however, that it shall not include a termination under Section 14 of the Service Agreement dated 8 February 2005 (as amended) between you and Interflora (“Services Agreement”).

(b)
Transaction. For purposes of this Letter, “Transaction” will mean, collectively: (i) a public offering or private placement of debt or equity securities of the Company, provided that the gross proceeds thereof exceed $75,000,000; (ii) the repayment or permanent refinancing of the outstanding debt under the Company’s existing credit agreement; (iii)  the occurrence of any Change in Control (as defined in the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan); or (iv) any other transaction that the Board of Directors of the Company may hereafter determine should be treated as a Transaction for purposes of this Letter.

5.Tax Withholding. The Company may withhold from any payments owed to you under this Letter all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

6.Section 409A.  The provisions contained in Exhibit A attached hereto are hereby incorporated by reference and made a part of this Letter.

7.Complete Agreement. This Letter, along with Exhibit A attached hereto, embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.Successors and Assigns. This Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to (a) any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets or (b) any affiliate of the Company, provided such successor or affiliate assumes the liabilities of the Company hereunder.

9.Amendment and Waiver. The provisions of this Letter may be amended or waived only with the prior written consent of the Company and you.

10.Governing Law. This Letter will be construed, interpreted and governed in accordance with English law.

11.Counterparts. This Letter may be executed in separate counterparts, each of which will be deemed an original, and both of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

FTD COMPANIES, INC.

By: /s/ Scott D. Levin
Name: Scott D. Levin
Title: Interim President & CEO

ACKNOWLEDGED AND AGREED, with the effect set forth above,

/s/ Rhys Hughes
Recipient Name: Rhys Hughes

Date: August 3, 2018

Exhibit A
Code Section 409A

(a)    Notwithstanding any provision in the Letter or this Exhibit A to the contrary (other than subclause (b) below), no payment or distribution under the Letter which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and becomes payable by reason of your termination of employment with the Company will be made to you until you incur a separation from service (as such term is defined above and determined in accordance with Treasury Regulations issued under Section 409A of the Code) in connection with such termination of employment. For purposes of the Letter, each amount to be paid or benefit to be provided you shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code. In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your separation from service will be made to you prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of your death, if you are deemed at the time of such separation from service to be a "specified employee" (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this subclause (a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum on the first day of the seventh (7th) month after the date of your separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death. Any remaining payments or benefits due under the Letter will be paid in accordance with the normal payment dates specified herein.

(b)    Notwithstanding subclause (a) above, the following provisions shall also be applicable to you if you are a "specified employee" at the time of your separation of service:

(i)    Any payments or benefits which become due and payable to you during the period beginning with the date of your separation from service and ending on March 15 of the following calendar year and otherwise qualify for the short-term deferral exception to Code Section 409A shall not be subject to the holdback provisions of subclause (a) and shall accordingly be paid as and when they become due and payable under the Letter in accordance with such short-term deferral exception to Code Section 409A.

(ii)    The remaining portion of the payments and benefits to which you become entitled under the Letter, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which your separation from service occurs, shall not be subject to the holdback provisions of subclause (a) and shall be paid to you as they become due and payable under the Letter. For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such separation from service. To the extent the portion of the severance payments and benefits to which you would otherwise be entitled under the Letter during the deferral period under subclause (a) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of subclause (a), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

(c)    Any severance payments and benefits under the Letter are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of this Agreement and the determination of Employee's separation from service due to termination of Employee's employment without cause shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which you become entitled under the Letter is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of the Letter applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Letter would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.